Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2022
CSWC Reports Pre-Tax Net Investment Income of $0.50 Per Share for Quarter Ended June 30, 2022 and Announces Increase in Quarterly Dividend to $0.50 per share for the Quarter Ended September 30, 2022
Dallas, Texas – August 1, 2022 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2022.
First Quarter Fiscal Year 2023 Financial Highlights
•Total Investment Portfolio: $1.0 billion
◦Credit Portfolio of $865.4 million:
▪94% 1st Lien Senior Secured Debt
▪$145.0 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 9.3%
▪Four credit investments currently on non-accrual with a fair value of $16.1 million, representing 1.6% of the total investment portfolio
◦Equity Portfolio of $89.5 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$3.3 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $51.7 million at fair value
▪I-45 SLF portfolio of $173.5 million
•Portfolio consists of 40 issuers: 95% 1st Lien Debt
▪$110.0 million of debt outstanding at I-45 SLF as of June 30, 2022
•I-45 SLF fund leverage of 1.70x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.5 million quarterly dividend to CSWC; an annualized yield of 11.9%
•Pre-Tax Net Investment Income: $12.6 million, or $0.50 per weighted average diluted share
•Dividends: Paid $0.48 per share Regular Dividend and $0.15 per share Special Dividend
◦105% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended June 30, 2022 of $0.63 per share
◦Undistributed Taxable Income at quarter end estimated at $0.15 per share
•Net Realized and Unrealized Depreciation on Investments: $9.9 million
◦$1.5 million of net appreciation related to the equity portfolio
◦$5.5 million of net depreciation related to the credit portfolio
◦$5.9 million of net depreciation related to I-45 SLF LLC

•Balance Sheet:
◦Cash and Cash Equivalents: $18.8 million
◦Total Net Assets: $453.0 million
◦Net Asset Value (“NAV”) per Share: $16.54

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.50 of Pre-Tax Net Investment Income. Deal activity continued to be strong, as we closed new commitments of approximately $148.3 million during the quarter. Though repayment activity has largely slowed, we closed three successful exits generating $49.6 million in proceeds received, $2.3 million in realized gains and a weighted average IRR on the exits of 19.6%. On the capitalization front, we continued to programmatically raise equity through our equity ATM program, raising $46.8 million in gross proceeds at 123% of the prevailing NAV per share during the quarter. Over the past six months, we have raised over $70.0 million in equity capital and reduced our regulatory leverage from 1.23x to 1.10x today. Additionally, we increased our Credit Facility by $45 million in total new commitments, bringing the total size of the Credit Facility to $380 million. Finally, in consideration of the performance of our portfolio, improvements in our operating leverage, and rising market interest rates, the Board of Directors has declared an increase in our regular quarterly dividend to $0.50 per share for the September quarter end, compared to $0.48 per share in the June quarter. Based on the strength of our balance sheet, liquidity position, leverage profile, and overall health of the portfolio, we feel confident in our ability to continue to grow earnings and distributions to our shareholders.”

First Quarter Fiscal Year Investment Activities
Originations
During the quarter ended June 30, 2022, the Company originated $148.3 million in new commitments, consisting of investments in six new portfolio companies totaling $139.0 million and add-on commitments in eight portfolio companies totaling $9.3 million. New portfolio company investment transactions that closed during the quarter ended June 30, 2022 are summarized as follows:
Acceleration, LLC, $30.3 million 1st Lien Senior Secured Debt, $5.0 million Delayed Draw Term Loan, $2.7 million Revolving Loan, $0.9 million Preferred Equity, $0.1 million Common Equity: Acceleration, LLC is a collaborative platform of pure play marketing, media and communications agencies complemented by an internal consultancy service that provides lead generation, operational and strategic integrative and custom-made services to the various agencies within the company.
360 Quote Topco, LLC, $25.0 million 1st Lien Senior Secured Debt, $3.3 million Revolving Loan: Quote.com is a multi-channel and multi-product digital media and performance marketing business that generates and connects potential insurance customers with trusted insurance providers.
Lightning Intermediate II, LLC (dba Vimergy), $23.1 million 1st Lien Senior Secured Debt, $1.9 million Revolving Loan, $0.6 million Common Equity: Vimergy is a leading supplier of high-quality branded vitamins, minerals and supplement products sold direct to consumer.
US CourtScript Holdings, Inc., $6.8 million 1st Lien Senior Secured Debt, $10.0 million Delayed Draw Term Loan, $1.0 million Preferred Equity: US CourtScript provides outsourced, value-added digital transcription and digital reporting services for courtrooms and hearing rooms.
Microbe Formulas LLC, $13.4 million 1st Lien Senior Secured Debt, $1.6 million Revolving Loan: Microbe Formulas is a wellness platform that provides dietary supplements and other natural solutions for detox and gut health.
Outerbox, LLC, $10.8 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $0.5 million Common Equity: Outerbox is a results-driven eCommerce marketing agency serving B2B and B2C brands across the United States and Canada.
Prepayments and Exits
During the quarter ended June 30, 2022, the Company received full prepayments on three debt investments totaling $47.9 million and proceeds from the sale of one equity investment totaling $1.7 million.

Klein Hersh: Proceeds of $23.8 million, generating an IRR of 13.0%.
CityVet, Inc.: Debt proceeds of $13.0 million and equity proceeds of $1.7 million, generating an IRR of 24.5%.
GS Operating, LLC (dba Gexpro): Proceeds of $11.2 million, generating an IRR of 28.2%. The loan generated a cumulative IRR of 12.2% since the original investment in 2020.

First Fiscal Quarter 2023 Operating Results
For the quarter ended June 30, 2022, Capital Southwest reported total investment income of $22.5 million, compared to $21.0 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in prepayment fees received from portfolio companies.
For the quarter ended June 30, 2022, total operating expenses (excluding interest expense) were $4.4 million, compared to $4.1 million in the prior quarter. The increase in expenses was primarily attributable to an increase in professional fees incurred in connection with the compensation consultant engaged by the Compensation Committee.
For the quarter ended June 30, 2022, interest expense was $5.5 million as compared to $4.9 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on debt.
For the quarter ended June 30, 2022, total pre-tax net investment income was $12.6 million, compared to $12.0 million in the prior quarter.
During the quarter ended June 30, 2022, Capital Southwest recorded total net realized and unrealized losses on investments of $9.9 million, compared to net realized and unrealized gains on investments of $7.7 million in the prior quarter. For the quarter ended June 30, 2022, this included net realized and unrealized gains on equity investments of $1.5 million, net realized and unrealized losses on debt investments of $5.5 million and net unrealized losses on I-45 SLF LLC of $5.9 million. The net increase in net assets resulting from operations was $2.5 million for the quarter, compared to $19.7 million in the prior quarter.
The Company’s NAV at June 30, 2022 was $16.54 per share, as compared to $16.86 at March 31, 2022. The decrease in NAV per share from the prior quarter is primarily due to net unrealized depreciation on investments, partially offset by the issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Liquidity and Capital Resources
At June 30, 2022, Capital Southwest had approximately $18.8 million in unrestricted cash and money market balances, $215.0 million of total debt outstanding on the Credit Facility (as defined below), $138.8 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $146.7 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026 and $77.5 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of June 30, 2022, Capital Southwest had $161.3 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 1.10 to 1.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021.
During the quarter ended June 30, 2022, the Company sold 2,262,852 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.66 per share, raising $46.8 million of gross proceeds. Net proceeds were $46.1 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 10,440,512 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.05, raising $230.2 million of gross proceeds. Net proceeds were $226.3 million after commissions to the sales agents on shares sold. As of June 30, 2022, the Company has $19.8 million available under the Equity ATM Program.
In August 2016, CSWC entered into a senior secured credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. On August 9, 2021, CSWC entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement"). Prior to the Credit Agreement, (1) borrowings under the Credit Facility accrued interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor, and (2) the total borrowing capacity was $340 million with commitments from a diversified group of eleven lenders. The Credit Agreement (1) decreased the total borrowing capacity under the Credit Facility to $335 million with commitments from a diversified group of ten lenders, (2) reduced the interest rate on borrowings to LIBOR plus 2.15% with no LIBOR floor and removed conditions related thereto as previously set forth in the Amended and Restated Senior Secured Revolving Credit Agreement, and (3) extended the end of the Credit Facility's revolver period from December 21, 2022 to August 9, 2025 and extended the final maturity from December 21, 2023 to August 9, 2026. The Credit Agreement also modified certain covenants in the Credit Facility, including, among other things, to increase the minimum obligors’ net worth test from $180 million to $200 million. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility.
On May 11, 2022, CSWC entered into Amendment No. 2 (the "Amendment") to the Credit Agreement. The Amendment changed the benchmark interest rate from LIBOR to Term SOFR. In addition, on May 11, 2022, CSWC entered into an Incremental Commitment Agreement, pursuant to which the total commitments under the Credit Agreement increased from $335 million to $380 million.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of June 30, 2022, I-45 SLF had $110.0 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended June 30, 2022, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Declared Dividend of $0.50 Per Share for Quarter Ended September 30, 2022

On July 27, 2022, the Board declared a quarterly dividend of $0.50 per share for the quarter ended September 30, 2022.
The Company's dividend will be payable as follows:

Quarterly Dividend

Amount Per Share: $0.50
Ex-Dividend Date: September 14, 2022
Record Date: September 15, 2022
Payment Date: September 30, 2022

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

First Quarter 2023 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 2, 2022, at 11:00 a.m. Eastern Time to discuss the first quarter 2023 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/iybf6rzq.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30, 2022 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2023 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.0 billion in investments at fair value as of June 30, 2022. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial condition, and the timing, form and amount of any distributions in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2022	2022
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $786,736 and $721,392, respectively)	$807,925	$747,132
Affiliate investments (Cost: $156,760 and $140,911, respectively)	147,014	131,879
Control investments (Cost: $76,000 and $76,000, respectively)	51,701	57,603
Total investments (Cost: $1,019,496 and $938,303, respectively)	1,006,640	936,614
Cash and cash equivalents	18,770	11,431
Receivables:
Dividends and interest	11,951	12,106
Escrow	1,380	1,344
Other	4,329	2,238
Income tax receivable	158	158
Debt issuance costs (net of accumulated amortization of $4,827 and $4,573, respectively)	4,307	4,038
Other assets	6,424	6,028
Total assets	$1,053,959	$973,957

Liabilities
SBA Debentures (Par value: $80,000 and $40,000, respectively)	$77,461	$38,352
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,798	138,714
October 2026 Notes (Par value: $150,000 and $150,000, respectively)	146,708	146,522
Credit facility	215,000	205,000
Other liabilities	13,234	14,808
Accrued restoration plan liability	2,668	2,707
Income tax payable	157	1,240
Deferred tax liability	6,948	5,747
Total liabilities	600,974	553,090

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 29,730,253 shares at June 30, 2022 and 27,298,032 shares at March 31, 2022	7,433	6,825
Additional paid-in capital	493,851	448,235
Total distributable (loss) earnings	(24,362)	(10,256)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	452,985	420,867
Total liabilities and net assets	$1,053,959	$973,957
Net asset value per share (27,390,741 shares outstanding at June 30, 2022 and 24,958,520 shares outstanding at March 31, 2022)	$16.54	$16.86

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2022	2021
Investment income:
Interest income:
Non-control/Non-affiliate investments	$15,748	$13,316
Affiliate investments	2,512	1,310
Payment-in-kind interest income:
Non-control/Non-affiliate investments	416	637
Affiliate investments	271	338
Dividend income:
Non-control/Non-affiliate investments	550	1,060
Affiliate investments	101	—
Control investments	1,535	1,597
Fee income:
Non-control/Non-affiliate investments	1,290	277
Affiliate investments	118	41
Other income	2	3
Total investment income	22,543	18,579
Operating expenses:
Compensation	1,542	1,432
Share-based compensation	821	1,076
Interest	5,484	4,955
Professional fees	849	701
General and administrative	1,217	976
Total operating expenses	9,913	9,140
Income before taxes	12,630	9,439
Federal income, excise and other taxes	73	200
Deferred taxes	119	196
Total income tax provision (benefit)	192	396
Net investment income	$12,438	$9,043
Realized gain (loss)
Non-control/Non-affiliate investments	$2,549	$(952)
Affiliate investments	15	—
Income tax provision	(244)	—
Total net realized gain (loss) on investments, net of tax	2,320	(952)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(4,551)	7,030
Affiliate investments	(714)	(458)
Control investments	(5,902)	914
Income tax provision	(1,081)	(435)
Total net unrealized (depreciation) appreciation on investments, net of tax	(12,248)	7,051
Net realized and unrealized (losses) gains on investments	(9,928)	6,099
Net increase in net assets from operations	$2,510	$15,142

Pre-tax net investment income per share - basic and diluted	$0.50	$0.45
Net investment income per share – basic and diluted	$0.49	$0.43
Net increase in net assets from operations – basic and diluted	$0.10	$0.71
Weighted average shares outstanding – basic and diluted	25,513,534	21,201,884